UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2010 (March 10, 2010)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 10, 2010, OptimumBank Holdings, Inc. (the “Company”) completed the restructuring of certain of its assets and liabilities consisting of the sale on the open market of $42.4 million of its investment securities. These investment securities were comprised of approximately $29.3 million in FNMA and FHLMC mortgage-backed securities, $4.7 million in private label mortgage-backed securities, and $8.4 million in FNMA and GNMA collateralized mortgage obligations, all secured by first lien residential mortgages. The Company utilized the proceeds of the securities sales and other available cash to prepay approximately $57.8 million in borrowings secured by these securities consisting of $16.0 million in Federal Home Loan Bank advances and $41.8 million in Citigroup. reverse repurchase agreements, with maturities ranging from approximately 2 to 3.75 years. The Company realized a gain on sale of approximately $1.3 million from the sale of the securities, offset by prepayment penalties on the borrowings equal to approximately $3.7 million, which resulted in a pre-tax charge to results of operations in the first quarter of 2010 of approximately $2.4 million. The Company carried out the restructuring as part of an overall strategy to increase its regulatory capital ratios and reduce its reliance on borrowings which are generally considered a more volatile source of funding than retail deposits. After the restructuring, borrowings comprised approximately 37.6% of deposits as compared to 65.0% of deposits prior to the restructuring.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Richard L. Browdy
Richard L. Browdy
March 16, 2010		President and Chief Financial Officer